Exhibit 10.1

XTEND AI Robotics 7 HaBarzel St, Tel Aviv-Jaffa 6971011, Israel

Termination of Employment by Mutual Agreement

Made and signed on the 22nd day of October 2026

Between:

XTEND Reality Expanded Ltd.

Company No. 515871861

of 7 HaBarzel Street, Tel Aviv

(the “Company”)

And:

Amir Ofri, I.D. No. [***]

of [***]

(the “Employee”)

WHEREAS:

A.

The Employee has been employed by the Company since November 2, 2025 under a personal employment agreement dated September 28, 2025 (the “Previous Employment Agreement”), which was amended, restated and replaced in its entirety by a personal employment agreement entered into between the parties and effective as of August 1, 2026 (the “Employment Agreement”);

B.	On September 22, 2026, a conversation took place between the Employee and Mr. Aviv Shapira, the Company’s CEO, during which the parties agreed to end their employment relationship by mutual consent;

C.

The Employee confirms that his consent to the termination of his employment was given of his own free will, after having been given an opportunity to consider the matter, and that under these circumstances, and in accordance with the parties’ agreement, no pre-dismissal hearing is required;

D.	The parties have held a dialogue regarding the terms of the Employee’s dismissal and the resolution of the claims raised between them in that context; and

E.	This Agreement is intended to set out, as a comprehensive and final arrangement, the terms that will apply to the termination of employment;

XTEND AI Robotics 7 HaBarzel St, Tel Aviv-Jaffa 6971011, Israel

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	The preamble to this Agreement shall be deemed an integral part hereof and shall have the same force as the other provisions of this Agreement.

2.

This Agreement is made as an ex gratia arrangement, without any admission of any of the Employee’s and/or the Company’s claims, and in full and final settlement of the parties’ claims against one another, as detailed below.

3.

The parties agree to terminate the employer-employee relationship on December 31, 2026 (the “Termination Date”). The parties agree that the termination shall be treated as a dismissal for all intents and purposes.

4.

In accordance with the Employment Agreement and applicable law, the Employee is entitled to a prior notice period commencing on September 22, 2026 (the “Notice Period”) and ending on the Termination Date (December 31, 2026). The parties agree that the Notice Period, which was extended by agreement beyond the minimum period to which the Employee is entitled under the Employment Agreement and applicable law, conclusively settles his entitlement to prior notice.

5.

During the Notice Period, the Employee shall carry out a full and orderly handover, including the transfer of his areas of responsibility, information, files, work procedures and working interfaces with suppliers and internal parties, to a person designated by the Company. The duration and format of the handover shall be coordinated with the Employee by Mr. Tal Horesh.

6.

The Employee’s last actual working day shall be October 31, 2026 (the “Last Working Day”). Upon completion of the handover by that date, the Employee shall be released from any obligation to report for work during the remainder of the Notice Period, without derogating from his entitlement to his full salary and related benefits for the entire Notice Period.

7.

All of the Employee’s accruals and rights, including vacation days, convalescence pay, contributions to the pension fund and to severance pay, contributions to the study fund, and the vesting of RSUs and options (subject to the provisions of the equity plan and the RSU and option agreements applicable to him), shall continue to accrue through the Termination Date (December 31, 2026) inclusive, including during the period following the Last Working Day, on the basis of his existing monthly salary.

8.

The parties confirm that the monthly car maintenance payment of NIS 5,000 set forth in the Previous Employment Agreement was cancelled and replaced by the car arrangement set forth in the Employment Agreement. Accordingly, as a final and full payment for any period preceding the date of signing of this Agreement, the Company shall pay the Employee on the final settlement date a one-time gross amount of NIS 30,000 (NIS 5,000 multiplied by 6 months) in respect of monthly

XTEND AI Robotics 7 HaBarzel St, Tel Aviv-Jaffa 6971011, Israel

car maintenance. The payment shall be subject to tax withholding at source as required by law and shall not constitute part of the salary for purposes of contributions to the pension fund, severance pay, the study fund or any other social benefit. Beyond this payment, the Employee has no, and shall have no, entitlement to a monthly car maintenance payment for the period through the Termination Date.

9.

On the final settlement date, the Company shall pay the Employee all reserve duty reimbursements not yet completed in respect of reserve service days performed during his employment, in accordance with applicable law and Company procedures, and against delivery of the required confirmations to the extent not yet delivered. Any reimbursement received thereafter shall be paid to the Employee.

10.

The parties confirm that the Employment Agreement replaced the Previous Employment Agreement in its entirety, and that the Employee has no, and shall have no, right or claim under the Previous Employment Agreement, including with respect to options, bonus or car maintenance, except as expressly set forth in this Agreement. The confidentiality, intellectual property and non-competition provisions set forth in Appendix A to the Employment Agreement shall continue to apply to the Employee following the termination of his employment, in accordance with their terms. The Employee shall be paid the Termination Grant in the amount of three monthly salaries, as set forth in the Employment Agreement, on the final settlement date, together with his final salary.

11.

On the final settlement date, the Employee shall be paid all rights due to him under applicable law and the Employment Agreement, including completion of all pension contributions and severance pay to the extent not held in the pension fund, redemption of accrued vacation days and convalescence pay (to the extent applicable). The Company shall provide the Employee with the letters required to release the funds accumulated in his favor in the pension, study fund and severance pay funds, as well as Form 161, which shall include the Termination Grant, and a letter confirming his period of employment with the Company, in accordance with applicable law.

12.

Upon signing this Agreement, the Company shall deliver to the Employee a dismissal letter, for the purpose of exercising the Employee’s rights vis-à-vis the National Insurance Institute. Nothing in such letter shall derogate from the provisions of this Agreement, and in the event of any contradiction between such letter and the provisions of this Agreement, the provisions of this Agreement shall prevail.

XTEND AI Robotics 7 HaBarzel St, Tel Aviv-Jaffa 6971011, Israel

13.

The Employee declares and undertakes that, subject to receipt of the payments under this Agreement, he and anyone on his behalf have no, and shall have no, claim, demand and/or right against the Company and/or anyone acting on its behalf, including, without limitation, any claim or demand for any additional amount, benefit or right under law, agreement or custom, in respect of the period of employment or its termination and/or the circumstances of the termination of his employment. By his signature, the Employee declares that he hereby irrevocably and fully waives any claim and/or remedy of any kind that he may have against the Company. Should the Employee file a claim against the Company following the signing of this Agreement, or in the event of any breach of this Agreement and/or its cancellation and/or any claim against its applicability, the Employee shall return to the Company the additional consideration, together with linkage differentials and interest as required by law.

14.	This Agreement constitutes a letter of acknowledgment and release with respect to severance pay, pursuant to Section 29 of the Severance Pay Law, 5723-1963.

15.

Until the Termination Date, and thereafter as applicable, the Employee undertakes to continue to comply with his obligations toward the Company under the Employment Agreement, including maintaining confidentiality and refraining from using Company information, and to return to the Company all Company property, including: token, office access card, and any equipment and/or document of any kind (in any type of media) belonging to the Company and/or relating in any way to the Company’s business and/or any business activity of the Company, which is in his possession.

16.

The parties undertake to maintain full confidentiality regarding the terms of the Employee’s termination of employment and regarding the content and terms of this Agreement. This section is a fundamental provision of the Agreement, and its breach shall constitute a fundamental breach, without derogating from the provisions of this Agreement.

17.

The parties undertake to preserve each other’s good name and, in that regard, undertake not to publish in any manner, whether orally and/or on any platform (in particular, but not limited to, social media), anything that harms and/or may harm the other’s good name and/or reputation.

18.

Any notice from one party to the other regarding any matter required to be notified under this Agreement shall be in writing. Any notice sent by one party to the other at the addresses stated above shall be deemed to have been received upon delivery by hand or four (4) days after it was sent by registered mail.

XTEND AI Robotics 7 HaBarzel St, Tel Aviv-Jaffa 6971011, Israel

IN WITNESS WHEREOF, the parties have signed:

/s/ Aviv Shapira	/s/ Amir Ofri
XTEND Reality Expanded Ltd.	Amir Ofri